P1177

AN AGREEMENT FOR A

HELICOPTER-BORNE GEOPHYSICAL
SURVEY IN MEXICO

for:

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

by:

MPX Geophysics Ltd.

25 Valleywood Drive, Unit # 14

Markham, ON, L3R 5L9, CANADA

Tel.: 905-947-1782

Fax.: 905-947-1784

E-mail: info@mpxgeophysics.com

November 4th, 2011

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This AIRBORNE GEOPHYSICAL SURVEY AGREEMENT (which, together with the Attachments hereto, is hereinafter collectively referred to as this “Agreement”) is made and entered into effective as of the 4th day of November, 2011 (the “Effective Date”), by and between:

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

Hereinafter shall be called the “Client"

OF THE FIRST PART

- and -

MPX GEOPHYSICS LTD.

25 Valleywood Drive, Unit # 14

Markham, ON

Canada L3R 5L9

A company incorporated under the laws of Canada, hereinafter called "MPX"

OF THE SECOND PART

WHEREAS MPX has equipment and personnel capable of performing aerial surveys over land which the Client wishes to have surveyed and known as the Auro Tellurio Project in the State of Sonora, Mexico.

AND WHEREAS the Client wishes to have MPX perform aerial surveys over such land;

NOW THEREFORE WITNESSETH that in consideration of the mutual covenants the Parties hereto agree as follows:

1.	The term "Survey Area" means subject to paragraph 2 hereof those areas shown in Schedule B hereof. The definition shall be equally applicable to both singular and plural forms.

2.	MPX hereby undertakes to use its best efforts to cause to be carried out at its expense an airborne geophysical survey (hereinafter referred to as the "Survey") over the Survey Areas, under the terms of this Agreement. Flying is to be carried out with flight lines being in the directions and at the spacing as indicated in Schedule B.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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3.	The services to be provided by MPX in connection with the Survey shall include the following:

(a)	Mobilization of its equipment and personnel to the Survey Area

(b)	Data acquisition as specified in Schedule C.

(c)	Demobilization.

(d)	Computer processing, as specified in Schedule D.

(e)	Preparation and delivery to the Client of the products specified in Schedule E.

4.	MPX will not divulge any information with respect to the Survey to third parties.

5.	The Client agrees to pay MPX the aggregate of the amounts defined in Schedule A. The payments made by the Client to MPX are not subject to abatement, and shall be made as follows:

(a)	For purposes of this Agreement, all invoices shall be due for payment upon their receipt by the Client.

(b)	The delivery of preliminary or final maps or reports to the Client is contingent on the full payment by the Client of all MPX invoices which are payable.

(c)	In the event that an amount billed is not paid within 30 days of the payable date, MPX at its option may in addition to any other remedy reschedule or cease all further work until payment is received and may delay the delivery of documents as a consequence of rescheduling its work flow. In the event that the said amounts together with all interest thereon are not paid within 60 days of the payable date, the amount due for work completed under this Agreement less any prepayments will be payable immediately and MPX will not be obligated to provide further deliveries under this Agreement until payment in full is received.

(d)	Until payment hereunder is received in full the information, documents and data pertaining to the Survey shall remain the property of MPX. The ownership of the information, documents and data will pass to Client on MPX receiving payment in full.

6.	The Client shall not contest any or all patents relating to the MPX System nor be a Party, either directly or indirectly, to any proceeding disputing their validity.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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7.	The following provisions shall apply with respect to the Survey:

(a)	The services to be provided by MPX shall be in their capacity as principals and not as agents or servants of the Client.

(b)	MPX hereby warrants that the Survey and the services to be provided in connection therewith will be carried out in a proper and workmanlike manner, in accordance with current, generally accepted standards of the geophysical survey industry. Notwithstanding anything to the contrary herein expressly contained or implied, neither MPX nor its parent, subsidiary or associated companies shall be under any liability to the Client for any damages (including consequential damages) whether as the result of acts of omission, commission, negligence or otherwise by MPX or these companies, their officers or employees, suffered by the Client and arising out of the use by the Client or its assigns of any information or opinions furnished to the Client hereunder, outside of their obligations under the Professional Geoscientists Act (Ontario, 2000).

(c)	MPX shall be responsible for, and shall hold the Client free and harmless from, and hereby indemnifies the Client against any and all claims, demands, causes of action, loss, costs, damages and expenses (collectively the "Claims") in connection with injuries (including death) to any and all persons and damage to property sustained directly from the performance of the Survey by MPX, its agents, employees and subcontractors. The Client shall take no steps, directly or indirectly, to encourage any third party to make a Claim against itself or MPX without the prior written consent of MPX. In the event such consent is not obtained, MPX shall not be responsible to the Client nor shall it hold the Client free and harmless nor shall it be required to indemnify the Client from and against such Claims arising in connection therewith.

(d)	MPX shall promptly pay all costs and charges incurred by it in connection with the Survey, and shall not suffer nor permit any liens to attach to any property of the Client.

(e)	MPX shall obtain, pay for and keep in force during the performance of the Survey under this Agreement the following insurance or equivalent coverage with policy amounts to be not less than those shown below:

Type of Insurance	Amount

Workers' Compensation	Statutory

Employer's Liability and Comprehensive General Liability (including property damage, and automobile bodily injury and/or death)	CAN$5,000,000.00

(f)	The decision of the pilot of the survey helicopter not to fly specific flight lines or parts thereof for reasons of safety shall be conclusive and binding and the flight lines or parts thereof not flown as a result of such decision shall be deducted from the total to be flown.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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8.	Force Majeure:

(a)	Except for the payment of monies earned to the date of Force Majeure and the indemnification obligations arising hereunder, neither Party shall be liable for failure to perform any obligations arising under this contract, to the extent that any such failure to perform is caused by Force Majeure, which is defined below, and which cannot, despite best endeavours be remedied by the Party affected.

(b)	Said Party shall promptly give notice to the other Party of its inability to perform its obligations in full or in part under this contract pursuant to the foregoing causes and the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and the Parties shall thereupon use their best endeavours to overcome the effects of such Force Majeure situation in all good faith.

(c)	Force Majeure shall mean any human or natural event, beyond the control of the Parties, taking place after the execution of this contract, unforeseeable and if not so inevitable, including but not bounded to acts of God, bad weather and/or storms, geomagnetic disturbances (diurnal), fire and/or smoke haze, earthquakes, strikes, lockouts or differences with workers, acts of war and/or the public enemy, terrorist activity, insurrections, riots, or rules or regulations of any governmental authority asserting jurisdiction or control, USA government redirection of GPS satellites or laws, sunspot disturbances affecting GPS satellites, compliance of which makes continuance of operations impossible, breakdown or non-availability of the helicopter, which could prevent said Parties, either directly or indirectly, partially or totally, to comply with their obligations.

(d)	Barring agreement on an equitable financial arrangement, either Party may terminate this Agreement if the incident of Force Majeure exceeds five (5) days in duration, effective as of the end of the fifth day.

9.	If MPX defaults in the performance of any obligations on its part to be performed, the Client may, without prejudice to any other remedy it may have, immediately terminate this Agreement upon notice to MPX.

10.	MPX agrees that the Client may identify MPX as the survey contractor in any news releases by the Client, providing that the content of such news releases are first submitted to MPX for approval, which approval will not be unreasonably withheld.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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11.	For the purpose of this Agreement, the addresses of the Parties hereto shall, unless and until they are changed by written notification, be as follows:

MPX GEOPHYSICS LTD.

25 Valleywood Drive, Unit # 14

Markham, ON, L3R 5L9

Tel: 905-947-1782

Fax.: 905-947-1784

California Gold Corporation

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

USA

12.	This Agreement shall be deemed to be a contract made under the laws of the Province of Ontario, Canada and for all purposes shall be construed in accordance with the laws of the said Province.

13.	(a)	This Agreement shall be effective as and from the date first mentioned above although actually executed and delivered after the aforesaid date, subject however to the provisions of paragraph 14(b).

(b)	It is recognized that scheduling of the work to be performed by MPX under this Agreement requires that this Agreement be executed by the Client and delivered to MPX no later than 11th November 2011. If the Agreement and amount payable on contract execution are not delivered by this date, then the commencement date and prices referred to in later paragraphs may not be maintained and this Agreement shall become null and void at the option of MPX.

14.	(a)	Any notice or communication required or permitted hereunder shall be in writing and shall be transmitted to the other Party by Fax, with the original of the transmitted notice or communication deposited in the mail, postage prepaid, and addressed to the other Party as provided herein. Alternatively, an established courier service may be used.

(b)	Both the Client and MPX agree that the reproduction of signatures by way of a telecopying device will be treated as though such reproductions were executed originals, and each of the Client and MPX undertakes to provide each other with a copy bearing original signatures within a reasonable time.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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15.	General Performance Obligations:

(a)	MPX shall carry out the Work hereunder with due diligence and in a safe, workmanlike manner, according to good international industry practice, and wherever possible in accordance with its own HSE manual, a copy of which has previously been provided to Client.

(b)	MPX agrees that if for any reason it is unable to undertake the mobilization of the Equipment and Personnel as obligated under this Agreement, it will refund the mobilization and any other payments received prior to mobilization, under Schedule A2, in full to the Client, with documents to explain its inability to undertake the mobilization.

(c)	Client, or its representative, may make inspections of MPX’s operations to verify that it is correctly fulfilling its obligations under this contract.

(d)	Health, Safety and Environment: MPX has delivered to the Client a copy of its H.S.E. (Health Safety and Environment) manual. Regarding Environmental policy, MPX shall fulfill all existing security, hygiene and environmental protection rules, either national, provincial, municipal or Client related, where applicable.

16.	Confidentiality:

(a)	Other than as required by court or government order, all survey data and other information obtained by MPX in the conduct of the Work, which would be considered trade secrets not otherwise available to other persons, shall be held in strict confidence and shall not be divulged by MPX to any third party either during the term of this Agreement, or thereafter, without written permission of the Client.

(b)	The geophysical systems, the formulae and software (including source codes and object codes) required to reduce the data to profiles and maps, etc., and all other technical data relating to same (collectively the “Information”), are the proprietary property of MPX and are confidential information and may not be disclosed by Client to any third party or used by Client for any other purpose, either during the term of this Agreement or thereafter without the written permission of MPX, which permission will not be unreasonably withheld. The term “Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Client or anyone to whom Client transmits the Information, (ii) was known to Client or in Client’s possession prior to the date it was disclosed to Client, or (iii) is or becomes available to Client on a non-confidential basis from a source other than MPX or its affiliates, employees, agents, representatives or advisors, provided that such source is not known to Client to be bound by a confidentiality agreement with or other obligation of secrecy to the MPX or its affiliates, employees, agents, representatives or advisors or another party.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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17.	Client’s Representatives:

(a)	The Client may designate, in writing, one or more Representatives who shall, at all times, have complete access to the Work site for the purpose of observing and inspecting the Work performed by MPX. Such Representative(s) shall be empowered to act on behalf of the Client in all matters relating to MPX's performance of the Work and shall, at all times, have complete access to MPX's facility in Markham, Canada, for the purpose of observing and inspecting the Work performed by MPX. Such Representative or Representatives shall be empowered to act on behalf of the Client in all matters relating to MPX's performance of the Work. Such Representative shall also have the right to designate additional flight lines to be flown during the performance of the survey, by giving written instructions to MPX's onsite Project Manager. Any such modifications will be given to MPX in a timely manner so as to facilitate the efficient collection of data.

18.	Care of Client's Material and Information:

(a)	If the Client provides material and/or information to MPX:

•	MPX agrees to perform a visual inspection of all Client’s material delivered into MPX’s possession, if any, and shall notify Client’s Representative of any apparent defects. MPX shall not be liable for any loss or damage resulting as a direct consequence from latent defects, duly notified as per the above phrase, in Client’s material used by MPX.

•	MPX shall exercise reasonable and prudent care in the use of material furnished.

•	Upon the expiration or termination of this Agreement, MPX shall return all material and information received by MPX from the Client.

19.	Independent Relationship:

(a)	This agreement is not intended to create, nor shall it be construed to create, between the Client and MPX or any of MPX’s subcontractors, if any, any relationship of employer-employee, master servant agency, partnership or joint venture.

(b)	In the performance of this work, MPX is an independent contractor, and shall control the performance of the details of the work, and shall be responsible for the results. The Client shall have the right, however, to supplement by written notice, the work objectives, as specified herein, and Client reserves the rights of observation and inspection to secure satisfactory completion of the work. The observation by Client’s representatives at the work site shall not relieve MPX from MPX’s obligations and responsibilities hereunder.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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20.	The Client shall not assign this Agreement without the consent of MPX except to a parent, subsidiary or related corporation, and no assignment shall be made until the assignee shall have agreed in form satisfactory to MPX to be bound by the terms and provisions of this Agreement. Subject to the foregoing limitations as to assignment, this Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors.

21.	Waivers: It is fully understood and agreed that none of the terms of this Agreement shall be considered as waived by either Party unless the same is done in writing by the Party waiving such right. Further, failure by either Party to enforce any rights shall not waive those, or other rights.

22.	Entire Agreement: This Agreement contains the entire Agreement between the Parties and supersedes and replaces any oral or written communications heretofore made between the Parties relating to the Work.

23.	Severability: If any of the terms or conditions of this agreement are found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining terms and conditions of this agreement shall stay in full force and effect.

24.	Successors and Assigns. This Agreement shall enure to the benefit of, and shall bind the permitted successors and assigns of the Parties.

25.	Law and Arbitration:

a.	The laws of the Province of Ontario, Canada shall govern the validity, construction, interpretation, and effect of this Agreement, excluding any choice of the law rules that would otherwise require the application of laws of any other jurisdiction.

b.	All disputes arising from or in connection with this Agreement shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the Canadian Arbitration Association by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be the City of Toronto, Ontario. In the event of an arbitration proceeding taking place, the Parties agree to abide by any decisions and /or obligations imposed by the Arbitration Court.

26.	Clerical: All headings herein are intended for convenience only and do not affect the meaning or interpretation of this Agreement.

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com

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27.	Acceptance: In entering into this contract, the Parties agree to all of the above terms as well as those given on the Attachments and Appendices to this Agreement, and in witness of this Agreement, the Parties have caused two (2) copies of this contract to be signed by their authorized signing officer, one (1) copy to be retained by the Client and one (1) copy to be retained by MPX.

California Gold Corp.	MPX Geophysics Ltd.

Per:	Per:

Name:	Daniel McKinnon
Title:	President

Dated:

{00132056.1 / 0899-001} 25 Valleywood, Unit 14, Markham, Ontario, Canada, L3R 5L9 Tel: (905) 947-1782 Fax: (905) 947- 1784 E-Mail: info@mpxgeophysics.com Web: www.mpxgeophysics.com